News Release

Westmoreland Announces CFO Transition

Englewood, CO – November 21, 2016 –Westmoreland Coal Company (Nasdaq:WLB), announced today that its Chief Financial Officer and Treasurer, Jason Veenstra, has decided to resign from Westmoreland effective December 15, 2016. Veenstra has elected not to relocate to the Company’s Denver headquarters as part of the ONE Westmoreland cost savings and cash optimization initiative, which included centralizing the accounting and finance function to Denver. While Westmoreland conducts a search to include internal and external candidates, Gary Kohn, currently Vice President of Investor Relations, will serve as Interim Chief Financial Officer and Treasurer, effective immediately.

Veenstra said, “As Westmoreland continues to streamline its structure following the recent acquisitions, I believe Westmoreland is best served with a CFO sitting side-by-side with the rest of the team. I have thoroughly enjoyed being a member of this world-class organization but, after much deliberation, I have arrived at the difficult decision not to relocate my young family and to remain near our extended family in Edmonton.”

Chief Executive Officer, Kevin Paprzycki commented, “We understand and respect Jason’s decision to stay in his native Canada and wish him all the best. Jason is an outstanding executive who has made countless contributions to Westmoreland including developing and implementing the ONE Westmoreland initiative. He did an outstanding job bringing our financial organization together and exemplifies the very best in a senior finance leader. Jason will be missed both professionally and personally.”

Kohn joined Westmoreland in April 2016 to lead Westmoreland’s investor relations efforts. In addition to his investor relations focus, he has served in senior leadership positons across multiple functional areas including finance, treasury and strategy for publicly held companies including First Data, Western Union, Ciber and Intrepid Potash.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP). Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

For further information please contact

Gary Kohn, Interim CFO and Treasurer
1-720-354-4467
gkohn@westmoreland.com

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